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                                                                     EXHIBIT 4.7
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                          MEDIUM TERM NOTES, SERIES A


                          CALCULATION AGENCY AGREEMENT

                                    BETWEEN
                        MADISON GAS AND ELECTRIC COMPANY
                                      AND
                            M&I FIRST NATIONAL BANK

                           DATED AS OF MARCH 1, 1994


          Madison Gas and Electric Company, a Wisconsin corporation (the "Issuer"), proposes to issue and sell its Medium-Term Notes, Series A (the "Notes") from time to time under, and pursuant to, the terms of an indenture, dated as of March 1, 1994 (the "Indenture"), between the Issuer and M&I First National Bank, as trustee (in such capacity, the "Trustee").

          For the purpose of providing for an agent of the Issuer to calculate the rates applicable to those Notes on which interest is to accrue at a variable or floating rate ("Floating Rate Notes"), determined by reference to LIBOR, the Commercial Paper Rate, the Treasury Rate, the CD Rate, the Prime Rate or the Federal Funds Effective Rate (collectively, the "Base Rates") as are specified and described in the Floating Rate Notes, the form of which is attached hereto as Exhibit A, the Issuer and M&I First National Bank hereby agree as follows (capitalized terms used but not defined herein having the meanings set forth in Exhibit A):

          SECTION 1. APPOINTMENT OF CALCULATION AGENT

          The Issuer hereby appoint M&I First National Bank as Calculation Agent (in such capacity, the "Calculation Agent") of the Issuer with respect to any Floating Rate Notes to be issued by the Issuer under and pursuant to the terms of the Indenture, and the Calculation Agent hereby accepts its obligations as set forth in this Agreement.

          SECTION 2. CALCULATION OF BASE RATES

          As soon as reasonably practical on or after each Interest Determination Date for any Floating Rate Note, the Calculation Agent shall determine the applicable Base Rate and notify the Issuer and the Trustee of such Base Rate. If at any time the Calculation Agent is not also acting as Trustee under the Indenture, the Issuer will cause the Trustee to give the Calculation Agent at least three Business Days notice of each such Interest Determination Date.
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          SECTION 3. NEW BASE RATES

          If the Issuer proposes to issue Floating Rate Notes whose interest rate will be determined on a basis or formula not referred to above (a "New Base Rate"), the Issuer shall give a description of such New Base Rate to the Calculation Agent. The Calculation Agent shall determine if it is able and willing to calculate the New Base Rate and upon its agreement in writing to do so the term "Base Rate" shall be deemed to include the New Base Rate. If the Calculation Agent notifies the Issuer that it is not able or willing to calculate the New Base Rate, or that it is only willing to do so on the basis of an increase of its fees not acceptable to the Issuer, the Calculation Agent shall have no responsibility with respect to such New Base Rate and the Issuer shall appoint a different Calculation Agent to determine the New Base Rate.

          SECTION 4. FEES AND EXPENSES

          The Calculation Agent shall be entitled to such compensation for its services under this Agreement as may be agreed upon with the Issuer, and the Issuer shall pay such compensation and shall reimburse the Calculation Agent for all reasonable expenses, disbursements and advances incurred or made by the Calculation Agent in connection with the services rendered by it under this Agreement, except any expenses, disbursements or advances attributable to its gross negligence or bad faith.

          SECTION 5.  RIGHTS AND LIABILITIES OF CALCULATION AGENT

          The Calculation Agent shall incur no liability for, or in respect of, any action taken, omitted to be taken or suffered by it in reliance upon any Floating Rate Note, certificate, affidavit, instruction, notice, request, direction, order, statement or other paper, document or communication received from the Issuer and reasonably believed by it to be genuine. Any order, certificate, affidavit, instruction, notice, request, direction, statement or other communication from the Issuer made or given by it and sent, delivered or directed to the Calculation Agent under, pursuant to or as permitted by any provision of this Agreement shall be sufficient for purposes of this Agreement if such communication is in writing and signed by any officer or individual designated by any Vice President of the Issuer. The Calculation Agent may consult with counsel satisfactory to it and the opinion of such counsel shall constitute full and complete authorization and protection of the Calculation Agent with respect to any action taken, omitted to be taken or suffered by it hereunder in good faith and in accordance with and in reliance upon the opinion of such counsel. In acting under this Agreement, the Calculation Agent (in its capacity as such) does not assume any obligation towards, or any relationship of agency or trust for or with, the holders of the Notes.

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          SECTION 6.  RIGHT OF CALCULATION AGENT TO OWN FLOATING RATE NOTES

          The Calculation Agent may act as Trustee under the Indenture and it, its officers, directors, employees and shareholders may become owners of, or acquire any interests in, Floating Rate Notes with the same rights as if the Calculation Agent were not the Calculation Agent, and may engage in, or have an interest in, any financial or other transaction with the Issuer as if the Calculation Agent were not the Calculation Agent.

          SECTION 7.  DUTIES OF CALCULATION AGENT

          The Calculation Agent shall be obligated only to perform such duties as are specifically set forth herein and no other duties or obligations on the part of the Calculation Agent, in its capacity as such, shall be implied by this Agreement.

          SECTION 8. TERMINATION, RESIGNATION OR REMOVAL OF CALCULATION AGENT

          The Calculation Agent may at any time terminate this Agreement by giving no less than 90 days written notice to the Issuer unless the Issuer consents in writing to a shorter time. Upon receipt of notice of termination by the Calculation Agent, the Issuer agrees promptly to appoint a successor Calculation Agent. The Issuer may terminate this Agreement at any time by giving written notice to the Calculation Agent and specifying the date when the termination shall become effective; provided, however, that no termination by the Calculation Agent or by the Issuer shall become effective prior to the date of the appointment by the Issuer, as provided in Section 9 hereof, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent. Upon termination by either party pursuant to the provisions of this Section, the Calculation Agent shall be entitled to the payment of any compensation owed to it by the Issuer hereunder and to the reimbursement of all reasonable expense, disbursements and advances incurred or made by the Calculation Agent in connection with the services rendered by it hereunder, as provided by Section 4 hereof, and the provisions of Section 10 shall remain in effect following such termination.

          SECTION 9.APPOINTMENT OF SUCCESSOR CALCULATION AGENT

          Any successor Calculation Agent appointed by the Issuer following termination of this Agreement pursuant to the provisions of Section 8 hereof shall execute and deliver to the Calculation Agent and to the Issuer an instrument accepting such appointment, and thereupon such successor Calculation Agent shall, without any further act or instrument, become vested with all the rights, immunities, duties and obligations of the

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Calculation Agent, with like effect as if originally named as Calculation Agent hereunder, and the departing Calculation Agent shall thereupon be obligated to transfer and deliver, and such successor Calculation Agent shall be entitled to receive and accept, copies of any available records maintained by the Calculation Agent in connection with the performance of its obligations hereunder.

          SECTION 10. INDEMNIFICATION

          The Issuer shall indemnify the Calculation Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the administration of this Agreement or performance of its powers or duties hereunder, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

          SECTION 11. MERGER, CONSOLIDATION OR SALE OF BUSINESS BY CALCULATION AGENT

          Any corporation into which the Calculation Agent may be merged, converted, or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent may be a party, or any corporation to which the Calculation Agent may sell or otherwise transfer all or substantially all of its corporate trust business, shall, to the extent permitted by applicable law, become the Calculation Agent under this Agreement without the execution of any paper or any further act by the parties hereto.

          SECTION 12.  NOTICES

          Any notice or other communication given hereunder shall be delivered in person, sent by letter, telecopy or telex or communicated by telephone (subject, in the case of communication by telephone, to written confirmation dispatched within 24 hours) to the addresses given below or such other address as the party to receive such notice may have previously specified:

          To the Issuer:                Madison Gas and Electric Company
                                        133 South Blair Street
                                        Madison, Wisconsin 53703
                                        Attention:  Vice President-
                                                    Finance

          To the Calculation Agent:     M&I First National Bank
                                        321 North Main Street
                                        West Bend, Wisconsin 53095
                                        Attention:

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Any notice hereunder given by letter, telecopy or telex shall be deemed to have been received when it would have been received in the ordinary course of post or transmission, as the case may be.

          SECTION 13.  BENEFIT OF AGREEMENT

          Except as provided herein, this Agreement is solely for the benefit of the parties hereto and their successors and assigns and no other person shall acquire or have any rights under or by virtue hereof.

          SECTION 14. GOVERNING LAW

          This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

          IN WITNESS WHEREOF, this Agreement has been entered into the day and year first above written.


                                           MADISON GAS AND ELECTRIC COMPANY


                                           By:
                                              ----------------------------
                                              Title:


                                           M&I FIRST NATIONAL BANK



                                           By:
                                              ----------------------------
                                              Title:





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                                                            EXHIBIT A

                           FORM OF FLOATING RATE NOTE



                                [To Be Attached]












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